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                                                                      EX 24.1(f)
                                                                              18

INDEPENDENT AUDITORS' CONSENT



We consent to the incorporation by reference in this Registration Statement/Prospectus of Lomak Petroleum, Inc. on Form S-3 of our report dated October 13, 1995, on the statements of assets (other than productive oil and gas properties) and liabilities as of December 31, 1994 and 1993 of Transfuel Interests and the statements of revenues and direct operating expenses for each of the two years in the period ending December 31, 1994 appearing in the Form 8-K/A dated November 8, 1995 of Lomak Petroleum, Inc. We also consent to the reference to us under the heading "Experts" in this Registration Statement/Prospectus, which is part of this Registration Statement.





DELOITTE & TOUCH LLP
Houston, Texas
November 13, 1995